Exhibit 99.(i)(2)

February 26, 2007

Dodge & Cox Funds

555 California Street

40th Floor

San Francisco, CA 94104

Re: Registration Statement Amendment of Dodge & Cox Funds

Ladies and Gentlemen:

We hereby consent to the reference to our firm contained under the caption “Independent Legal Counsel to the Independent Trustees” in the statement of additional information included in Post-Effective Amendment No. 75 to the Registration Statement of Dodge & Cox Funds.

Very truly yours,

Ropes & Gray LLP